SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): January 7, 2003

Borland Software Corporation

(Exact Name of Registrant as Specified in Charter)

Delaware	0-16096	94-2895440

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

100 Enterprise Way, Scotts Valley, California 95066-3249

(Address of Principal Executive Offices) (Zip Code)

Registrant's telephone number, including area code: (831) 431-1000

(Former Name or Former Address, if Changed Since Last Report)

Item 5. Other Events.

At a Special Meeting of Stockholders of Starbase Corporation (“Starbase”) held on January 7, 2003, holders of a majority of the outstanding shares of common stock of Starbase, par value $0.01 per share (the “Starbase Common Stock”), approved the merger (the “Merger”) of Galaxy Acquisition Corp. (“Merger Sub”), a wholly owned subsidiary of Borland Software Corporation (“Borland”), with and into Starbase, with Starbase surviving the Merger.

Also on January 7, 2003, the Merger was completed. As a result of the Merger, Starbase is now a wholly owned subsidiary of Borland. The Merger was completed pursuant to the Agreement and Plan of Merger, dated as of October 8, 2002 (the “Merger Agreement”), among Starbase, Borland and Merger Sub.

Under the terms of the Merger Agreement, Borland acquired Starbase for approximately $24 million. Pursuant to the Merger Agreement, Merger Sub commenced on October 11, 2002 an all-cash tender offer to acquire all of the outstanding shares of Starbase Common Stock at a price of $2.75 per share. In the tender offer, which, as extended, expired on November 22, 2002, approximately 78.9% of the outstanding shares of Starbase Common Stock were purchased by Merger Sub. In the Merger, holders of the remaining publicly held shares of Starbase Common Stock (other than shares held by stockholders, if any, who have properly exercised their appraisal rights under applicable Delaware law) will receive the same $2.75 cash price per share paid in the tender offer. Holders of certificates formerly representing shares of Starbase Common Stock will receive a letter of transmittal for surrendering their certificates in exchange for $2.75 per share in the near future.

On January 8, 2003, Borland issued a press release announcing the completion of the Merger, a copy of which is filed herewith as Exhibit 99.1 and is incorporated by reference herein.

Item 7.	Financial Statements, Pro Forma Financial Information and Exhibits.

(c)	Exhibits

99.1	Press Release issued January 8, 2003.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BORLAND SOFTWARE CORPORATION

Date: January 8, 2003	By: /s/ KEITH E. GOTTFRIED

Name: Keith E. Gottfried
Title: Senior Vice President–Law & Corporate Affairs, General Counsel, Corporate Secretary and Chief Legal Officer

INDEX TO EXHIBITS

Exhibit Number	Description

99.1	Press Release issued January 8, 2003.